Exhibit 34.1.4.2

[Letterhead of Grant Thornton]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

LandAmerica Tax and Flood Services, Inc.

We have examined management’s assertion, included in the accompanying Report of Assessment of Compliance with Regulation AB Servicing Criteria (“Management’s Report”), that LandAmerica Tax and Flood Services, Inc. (the “Company”) complied with the servicing forth in Item 1122(d) of the U.S. Securities and Exchange Commission’s Regulation AB for the residential mortgage backed securities for which the Company served as third-party property tax payment provider on the underlying collateral (the “Platform”) as of and for the year ended December 31, 2006, excluding criteria 1122(d)(1)(i)-(iv), 1122(d)(2)(i)-(vii), 1122(d)(3)(i)-(iv), 1122(d)(4)(i)-(x) and 1122(d)(4)(xiii)-(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities constituting the Platform and evaluating whether the Company performed servicing activities related to those transaction and securities in compliance with the applicable servicing criteria for the period covered by this report. Accordingly, our testing may not have included servicing activities related to each asset-backed transaction or security constituting the Platform. Further, our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the Company’s servicing activities during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the applicable servicing criteria.

In our opinion, management’s assertion that LandAmerica tax and Flood Services, Inc. complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2006 is fairly stated, in all material respects.

/s/ Grant Thornton LLP

Irvine, CA

February 20, 2007

Report on Assessment of Compliance

with Regulation AB Servicing Criteria

1.            The undersigned authorized officer of LandAmerica Tax and Flood Services, Inc. (the “Company”) is responsible for assessing the Company’s compliance with the applicable servicing criteria as defined in 17 CFR Part 229 Section 1122(d)(4)(xi) and 1122(d)(4)(xii) (the “Regulation AB Servicing Criteria”) for residential mortgage backed securities for which the Company served as third-party property tax payment provider on the underlying collateral (the “Platform”). Except as set forth in the preceding sentence, the servicing criteria set forth in 17 CFR Part 229 Section 1122(d) are not applicable to the activities the Company performed with respect to the Platform.

2.            The Company used the criteria in 17 CFR Part 229 Section 1122(d) to assess the compliance with the Regulation AB Servicing Criteria.

3.            Under one of the services offered by the Company, some customers may elect to remit tax payments directly to tax agencies without having the Company remit those property tax payments through our tax payment service. We refer to these customers as “non-outsourced servicer customers.” With respect to these non-outsourced customers and the services the Company delivered pursuant to the servicing criteria set forth in 17 CFR Part 229 Section 1122(d)(4)(xi), the Company’s assertion is strictly limited to its processing of tax payments submitted through the Company’s tax payment service.

4.            With respect to servicing criteria set forth in 17 CFR Part 229 Section 1122(d)(4)(xii), the Company’s assertion is strictly limited to its processing of property tax penalty payments. The Company has determined that its servicer customers may also have access to systems that enable those servicers to process penalties through obligor escrow accounts. Management’s assessment of compliance does not relate to the actual or potential activities of other parties with access to obligor escrow accounts.

5.            Based on such assessment, management believes that, as of and for the year ended December 31, 2006, the Company has complied in all material respects with Regulation Ab Servicing Criteria related to the servicing of the Platform.

6.            The registered public accounting form of Grant Thornton, LLP, has issued an attestation report on the Company’s assessment of compliance with Regulation AB Servicing Criteria as of and for the year ended December 31, 2006.

Date: February 20, 2007

LandAmerica Tax and Flood Services, Inc.

By: /s/ Bob Ige_____________

Name:	Bob Ige
Its:	Executive Vice	President